Exhibit 10.2

                            HOTEL PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             HWB 2507 KALAKAUA, LLC

                                       AND

                            GAYLORD ENTERTAINMENT CO.








                                  DATED AS OF:

                                  APRIL 6, 2005






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                            HOTEL PURCHASE AGREEMENT


                                _________________


           This HOTEL PURCHASE AGREEMENT (this "AGREEMENT") is made as of April 6, 2005 between HWB 2507 KALAKAUA, LLC, a Delaware limited liability company ("SELLER") and GAYLORD ENTERTAINMENT CO. a Delaware corporation ("BUYER").

           FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings given to them below.

              "ALTA SURVEY" means the survey of the Land and Improvements described in the Title Report, as that survey may be updated pursuant to
     Section 10.2(e).

              "ASSIGNMENT AND ASSUMPTION" shall have the meaning given such term in Section 8.3(b).

              "ASSIGNMENT OF LEASE" shall have the meaning given such term in
Section 8.3(a).

              "ASSUMED LIABILITIES" shall have the meaning given such term in
Section 3.3(a).

              "BOOKING" means a contract or reservation for the use of guest rooms, banquet facilities or meeting rooms in the Hotel other than single or group reservations of less than fifty (50) rooms on any single night.

              "BUYER'S CONDITIONS" shall have the meaning given such term in
Section 10.2.

              "BUYER'S RELEASE DATE" means the date upon which Buyer's Specific Contingency (hereinafter defined) is extinguished, determined at the sole discretion of Buyer.

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              "BUYER'S SPECIFIC CONTINGENCY" is approval of purchase by Buyer's
     Board of Directors at a meeting currently scheduled on or about May 5, 2005.

              "CLOSING" means the completion of the exchanges set forth in
Section 8.

              "CLOSING DATE" means the date on which Closing occurs.

              "CLOSING STATEMENT" means the closing statement required pursuant to Section 9.3.

              "CONSUMABLES" means all food and beverages in closed boxes; engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel, and materials in closed boxes; stationery and printing items and supplies in closed boxes; and other supplies of all kinds in closed boxes, all of which are unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel. The term "Consumables" does not include, however, Operating Equipment, Fixtures and Tangible Personal Property or items of personal property owned by guests or employees or other persons furnishing food or services to the Hotel.

              "CUTOFF TIME" means 12:01 a.m. on the Closing Date, or as may be agreed as to a specific category of adjustment.

              "DEPOSIT" means the deposit made by Buyer pursuant to Section 3.1 as such deposit may be increased pursuant to Section 8.2.

              "EMPLOYMENT AGREEMENTS" means all agreements affecting the Hotel or the Hotel Employees, including pension, profit sharing, employee benefit and similar plans, if any, and all written employment and consulting contracts with regard to any Hotel Employee.

              "ESCROW AGENT" means the Title Company hereinafter defined.

              "EXCLUDED PERMITS" means those Permits which, under applicable law, are nontransferable and such other Permits to be designated as Excluded Permits on Schedule 4.3C.


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              "FINANCIAL STATEMENTS" mean the balance sheet and profit and loss statements for the Hotel as of February 28, 2005, together with supporting documentation, all of which are included in the Offering Schedules.

              "FIRPTA" shall mean the federal law known as the Foreign Investment in Real Property Tax Act.

              "FIXTURES AND TANGIBLE PERSONAL PROPERTY" means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of personal property now located on the Land or in the Hotel as of the date of this Agreement and used or usable in connection with any present or future occupation or operation of all or any part of the Hotel. The term "Fixtures and Tangible Personal Property" does not include (i) Consumables, (ii) Operating Equipment, (iii) equipment leased by Seller and the interest of Seller in any equipment provided to the Hotel for use pursuant to Hotel Contracts but not owned or leased by Seller, or (iv) property owned or leased by Tenants and guests, employees or other persons furnishing goods or services to the Hotel.

              "GOVERNMENTAL AUTHORITY" means any governmental or quasi-governmental agency, body or entity.

              "GROUND LEASE" means the lease described in EXHIBIT A.

              "GUEST LEDGER RECEIVABLES" means amounts, including, without limitation, room charges, accrued to the accounts of guests occupying rooms in the Hotel as of the Cutoff Time.

              "HARPTA" shall mean the Hawaii Real Property Tax Act.

              "HAZARDOUS DISCHARGE" means any event involving the use, deposit, disposal, spill, release or discharge of any Hazardous Material on, within or under the Property.

              "HAZARDOUS MATERIALS" means and includes any and all radioactive materials, radon and asbestos, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances, toxic


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     pollutants, petroleum substances or petroleum products, pesticides, and any and all other substances or materials defined as, or included in the definition of "hazardous substances" "hazardous wastes" "hazardous materials" "toxic substances" or "toxic pollutants" under, or for the purposes of, any Hazardous Materials Law.

              "HAZARDOUS MATERIALS CLAIM" means and includes (i) any and all enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted or, to Seller's knowledge, contemplated or threatened, in respect of the Property pursuant to any Hazardous Materials Law, and (ii) any and all claims made or, to Seller's knowledge, contemplated or threatened, by any third party seeking damages, contribution, cost recovery, compensation, injunctive relief, specific performance, or other relief resulting from any actual or alleged Hazardous Discharge or from the existence or alleged existence of any Hazardous Material on, within or under the Property.

              "HAZARDOUS MATERIALS LAWS" means and includes all federal, state or local laws, statutes, ordinances, rules, regulations and other requirements of any Governmental Authority, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, within, under or about the Property, including without limitation, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. the Hazardous Materials Transportation Act, 49 U.S.C.
     Section 1801, et M., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C Sections 300f through 300j, the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq., the National Environmental Policy Act, 42 U.S.C. Section-4321, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., the Medical Waste Tracking Act, 42 U.S.C. Section 6992, and Hawaii laws regarding Management and Disposal of Infectious Waste, Hawaii Revised Statutes Section 321-21, Solid Waste, Hawaii Revised Statutes Chapter 340E,


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     the provisions of Chapter 128D, Section 328-21, Chapter 340A, Chapter 340E,
     and Chapters 342B through P of the Hawaii Revised Statutes, as amended, or any judicial or administrative interpretation of such laws, rules or regulations, and any similar federal, state or local law, statute, ordinance, rule, regulation or requirement, now or hereafter adopted published and/or promulgated, and any amendments thereto.

              "HOTEL" means the property currently known as the Aston Waikiki Beach Hotel, located in Waikiki, Honolulu, Hawaii.

              "HOTEL CONTRACTS" means all written contracts or agreements, such as franchise, maintenance, service, or utility contracts which relate to the ownership, maintenance, construction or repair and/or operation of the Land and Improvement, which have a term beyond May 31, 2006 and which are not cancelable on 90 days' or shorter notice, except Bookings and Tenant Leases.

              "HOTEL EMPLOYEES" means all employees of Seller and/or its managing agent (but not employees of Tenants or any of their affiliates) who work at the Hotel as of the date of the Agreement.

              "IMPROVEMENTS" means the buildings, structures (surface and subsurface) and other improvements (including fixtures other than those owned by Tenants that constitute real property) located on the Land.

              "INFORMATION" shall have the meaning given such term in Section
5.4.

              "INSPECTION PERIOD" shall be the period in time commencing one (1) business day following the execution of this Hotel Purchase Agreement and ending on April 19, 2005.

              "INSURED CLAIMS" shall have the meaning given such term in Section 4.3(b).

              "LAND" means (a) the leasehold interest in the land underlying a portion of the Hotel owned of record or beneficially owned by Seller under the Ground Lease, and (b) the fee interest in the balance of the Hotel, as both are more particularly described in EXHIBIT A.


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              "LIQUOR LICENSE" means the Permit, if any, issued to Seller by the
Alcoholic Beverage Commission of the State of Hawaii.

              "LITIGATION" means action, suit, administration proceeding, investigation, condemnation or governmental enforcement proceeding relating to Seller, the Property or the operation of the Hotel.

              "MISCELLANEOUS HOTEL ASSETS" means all contract rights, leases, concessions, trademarks, servicemarks, logos, names of hotel restaurants and other food and beverage outlets, technology and technical information, copyrights, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Hotel and owned by Seller, excluding, however, (i) receivables, other than Guest Ledger Receivables, (ii) Hotel Contracts, (iii) Tenant Leases, (iv) Permits, (v) cash or other funds, whether in petty cash or house banks, or on deposit in bank accounts or in transit for deposit, (vi) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Cutoff Time, (vii) utility and similar deposits,
     (viii) insurance or other prepaid items or (ix) books and records, except to the extent that Seller receives a credit on the Closing Statement for any such item.

              "OFFERING SCHEDULES" mean each Schedule attached to this Agreement and each supplemental or amended schedule provided to Buyer during its review of the Hotel's operations prior to or on the Closing Date.

              "OUTSIDE ACCOUNTANTS" shall have the meaning given such term in
Section 9.3.

              "OPERATING EQUIPMENT" means all china, glassware, linens and silverware used or held in reserve storage for future use in connection with the operation of the Hotel, which are on hand on the date hereof, subject to such depletion and restocking as shall be made in the normal course of business.

              "PERMITS" means all licenses (including the Liquor License) and permits granted by a Governmental Authority and held by Seller and used in or relating to the ownership, occupancy or operation of the Hotel or any part thereof not subject to a Tenant Lease.


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              "PERMITTED EXCEPTIONS" means liens, encumbrances and other matters to which the title to the Real Property is subject and which are described or listed in the Title Report.

              "PERSONAL PROPERTY" means all Property other than Real Property.

              "PROPERTY" means (i) the Real Property, (ii) the Fixtures and Tangible Personal Property, (iii) the Operating Equipment, (iv) the Consumables, (v) the transferable right, title and interest, if any, of Seller in and to Hotel Contracts and the Tenant Leases, (vi) the Permits (other than Excluded Permits), (vii) the Bookings, (viii) the Transferable Insurance Policies and (ix) the Miscellaneous Hotel Assets.

              "PURCHASE PRICE" shall mean One Hundred Seven Million Dollars ($107,000,000) allocated between the parcels as set forth in Section 2..3.

              "REAL PROPERTY" means the Land and the Improvements.

              "RETAINED LIABILITIES" shall have the meaning given such term in
Section 3.3(b).

              "SCHEDULED CLOSING DATE" means the first business day which is ten
     (10) days after Buyer's Release Date, or such a later date as may be determined pursuant to Section 8.2.

              "SELLER'S ACCOUNTANTS" shall have the meaning given such term in
Section 9.3.

              "SELLER'S CONDITIONS" shall have the meaning given such term in
Section 10.1.

              "SELLER'S KNOWLEDGE," "KNOWN TO SELLER" and other like phrases shall mean the current actual knowledge of Zalman Jacobs, vice president of Seller.

              "TENANT LEASES" means the interest of Seller in and to all leases, subleases, licenses and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Real Property and which are in force as of the date hereof. This term shall not include agreements providing for the occupancy by guests of Hotel rooms or for the occupancy or use of the reception or meeting facilities of the Hotel, which are Bookings.


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              "TENANT" means any person or entity entitled to use or occupy any portion of the Real Property under a Tenant Lease.

              "TITLE COMPANY" means First American Title Insurance Company.

              "TITLE POLICY" shall have the meaning given such term in Section 9.1.

              "TITLE REPORT" means the report prepared by the Title Company describing the title to the Land and the liens, encumbrances and other matters relating to the Land, which report and related documents are included in the Offering Schedules.

              "TRANSFERABLE INSURANCE POLICIES" means insurance policies, if any, which are transferable relating to the Property or operation of the Hotel, except for property insurance and casualty insurance policies.

2.   AGREEMENTS.

2.1. SALE AND PURCHASE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price, on the terms and subject to the conditions of this Agreement.

3.   PURCHASE PRICE.  The PURCHASE PRICE for the Property shall be

         A. Ninety-Six Million Three Hundred Thousand Dollars ($96,300,000) allocated to the leasehold parcel

         B. Ten Million Seven Hundred Thousand Dollars ($10,700,000) allocated to the fee parcel.

3.1        DEPOSIT AND PAYMENT OF PURCHASE PRICE.

         a) Upon execution of this Agreement, Buyer shall deposit the sum of Two Million Dollars ($2,000,000) ("DEPOSIT") in an interest bearing account maintained by Escrow Agent, and which Deposit shall be held subject to the condition that, if Buyer elects to terminate this contract prior to that day which is the expiration of the Inspection Period, the Deposit and any accrued interest shall be paid to Seller.


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         b) Upon the expiration of the Inspection Period, if Buyer has not elected to terminate this contract, Buyer shall increase the Deposit by the additional amount deposit of Three Million Dollars ($3,000,000) in the interest bearing account maintained by Escrow Agent. Such increased Deposit shall be held subject to the condition that, if Buyer elects to terminate this contract prior to that day which is the Buyer's Release Date, the total Deposit to the extent of Three Million Dollars ( $3,000,000.00 ) and any accrued interest allocable thereto shall be paid to Seller and the balance of the Deposit of Two Million Dollars ($2,000,000) and any accrued interest allocable thereto shall be paid to Buyer.

         c) From and after the Buyer's Release Date, the total Deposit and all interest allocable thereto shall be payable to Seller.

         d) If a Closing occurs, the Deposit will be credited to Buyer on the Closing Statement and paid to Seller. Any accrued interest shall be paid to Seller with the Deposit.

         e) Buyer shall pay the balance of the Purchase Price in the amount of One Hundred and Two Million ($102,000,000) in the form of immediately available funds at the Closing, plus or minus the adjustments and prorations called for herein.

3.2       ALLOCATION OF PURCHASE PRICE.

         a) The allocation between parcels as set forth in regard to the Purchase Price shall be binding on the parties. Seller shall determine the allocation of Purchase Price among the assets in each parcel in the first instance and advise Buyer of the allocation it proposes, provided that such allocation shall be in accordance with Internal Revenue Code Section 1060.

         b) At the request of Buyer, Seller shall reasonably consider a different allocation among the assets in each parcel (but not between the parcels), provided however that any increased tax or transfer cost to Seller resulting from such allocation shall be indemnified to Seller by Buyer to the extent that the Buyer's allocation is used.


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         c) Buyer and Seller shall execute such evidence of the allocation as may be deemed reasonably advisable to document its terms in compliance with the requirements of the Internal Revenue Service.

3.3      ASSUMPTION OF LIABILITIES; RETAINED LIABILITIES.

         a) Buyer shall assume at Closing and pay the following obligations ("ASSUMED LIABILITIES") arising from and after Closing: (i) Seller's obligations and liabilities with respect to the Property or operation of the Hotel (including obligations for commissions and similar charges in regard to Bookings) which are disclosed to Buyer in the Offering Schedules; and (ii) any liabilities or obligations relating to the Property or operation of the Hotel arising from acts, omissions, occurrences or matters that take place from and after the Cutoff Time.

         b) Buyer shall have no liability or obligation for the following ("RETAINED LIABILITIES"): (i) federal, state and local income, franchise, sales, payroll or other taxes (other than real estate taxes, water and sewer charges, vault charges and assessments, which shall be prorated as of the Cutoff Time) of Seller or for which Seller is liable, including (i) any interest and/or penalties thereon; (ii) any liability the existence of which would constitute a breach of any of Seller's representations or warranties contained in Section 3; and (iii) any liability or obligation of Seller related to the Litigation described in Schedule 4.3B or if not on Schedule 4.3B which arises from acts, omissions, or occurrences that take place prior to the Cutoff Time.

 4. REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows:

         4.1 ORGANIZATION OF SELLER. Seller is duly a organized Delaware limited liability company qualified to hold property and conduct business in Hawaii.

         4.2 AUTHORITY. Seller has taken all actions of members required to authorize this Agreement and the transaction contemplated here.


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         4.3 LIST OF PROPERTIES, HOTEL CONTRACTS AND PERSONNEL DATA. The
schedules described in the following paragraphs (a) through (h) list all items, if any, within the term or description of the corresponding paragraph and no other items within such term or description exist. True and complete copies of the documents referred to in paragraphs (a), (c), (d), (e), (f), (g), and (h) are included in the Offering Schedules or have been furnished to or made available to Buyer:

         a) TENANT LEASES. The Tenant Leases ("SCHEDULE 4.3A").

         b) LITIGATION. A brief description of pending Litigation, other than matters with respect to which Seller is or believes itself to be fully insured against the total claim under comprehensive liability policies of insurance ("INSURED CLAIMS") and matters whose resolution is a condition to the Closing. The description shall specify the damage or relief sought, the name of counsel for Seller in charge of such matter and the current status of such action ("SCHEDULE 4.3B").

         c) PERMITS. The Permits ("SCHEDULE 4.3C").

         d) HOTEL CONTRACTS. The Hotel Contracts ("SCHEDULE 4.3D").

         e) BOOKINGS. Bookings related to the Hotel which pertain to any period after the Closing Date ("SCHEDULE 4.3E").

         f) HOTEL EMPLOYEES. The Hotel Employees ("SCHEDULE 4.3F").

         g) INSURANCE. Transferable Insurance Policies ("SCHEDULE 4.3G").

         h) EMPLOYMENT AGREEMENTS. Employment Agreements ("SCHEDULE 4.3H").

         4.4 STATUS OF TITLE TO PROPERTY. To Seller's knowledge, the Ground Lease at Closing, as then amended to include the Sixth Amendment of Lease, will be in full force and effect with neither Seller nor the lessor under the Ground Lease in default thereunder, and no event having occurred which, merely by notice or the passage of time or both, would constitute a default under the Ground Lease.


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         4.5 HOTEL CONTRACT. Except as described in Schedule 4.3D, Seller has received no written notice of any default with respect to any Hotel Contract and to Seller's knowledge, all the Hotel Contracts are in full force and effect, neither Seller nor the other parties thereto are in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or such other parties to such Hotel Contracts. Except as noted on Schedule 4.3D, all of the Hotel Contracts may be terminated on no more than ninety (90) days' notice without termination penalty or other cost.

         4.6 PERMITS. To Seller's knowledge, the Permits are in full force and effect except as set forth in the Offering Schedules, all the requirements and conditions of the Permits have been fully complied with, and no event has occurred which, merely by notice or the passage of time or both, would render Seller or operation of the Hotel not in compliance with such requirements and conditions. The Permits constitute all of the material consents, authorizations or approvals required in connection with the ownership, lease, and operation of the Property as it is presently operated.

         4.7 LITIGATION. Except as described in SCHEDULE 4.3B and Insured Claims, to Seller's knowledge there is no pending Litigation which, if adversely determined, might (i) restrain the consummation of any of the transactions herein described, (ii) have a material adverse effect on the Property or any significant part thereof or operation of the Hotel following the Closing or
(iii) result in a lien or encumbrance on all or part of the Property.

         4.8 TENANT LEASES. Except as described in SCHEDULE 4.3A, to the knowledge of Seller, the Tenant Leases are in full force and effect, all rent due thereunder has been paid in full, no rent thereunder has been prepaid, and neither Seller nor the Tenants are in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or the Tenants.

         4.9 TAXES. To the knowledge of Seller, all business, occupation, sales, use and other similar taxes imposed with respect to the Hotel, or the operation thereof, which are due and payable by Seller have been paid in full or are current and Seller has not received any written notice that any such tax is overdue or has not been paid.


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         4.10 SUFFICIENCY OF INVENTORIES. To Seller's knowledge, the quantities of Fixtures and Tangible Personal Property, Consumables and Operating Equipment in the Hotel, including provisions for reserve, are sufficient for the operation of the Hotel in accordance with the standard of operation heretofore maintained by Seller.

         4.11 HAZARDOUS MATERIALS. To Seller's knowledge, the Land and the Improvements are not subject to (i) any federal, state, or local investigation,
(ii) any Litigation alleging the violation of or liability under any Hazardous Materials Law, (iii) any outstanding written order or agreement with any Governmental Authority or private party relating to any Hazardous Materials Laws or Hazardous Materials Claims and (iv) any pending or, to the knowledge of Seller, threatened Claims with respect to any Hazardous Materials against or affecting Seller or the Property or the Hotel or any Hazardous Materials Claims.

         4.12 FOREIGN PERSON. Seller is not a foreign person for purposes of the withholding provisions of Section 1445 of the Internal Revenue Code of 1986.

         4.13 FINANCIAL STATEMENTS.  THE FINANCIAL STATEMENTS ARE TRUE AND
CORRECT.

         4.14 EMPLOYMENT CONTRACT. There are no union contracts, labor agreements or Employee Benefit Plans as defined in Section 3(3) of the Employee Retirement Income and Security Act of 1974, as amended from time to time, or written employment contracts relating to the Hotel Employees other than the Employment Agreements. Except as described in SCHEDULE 4.3H, Seller has not received or given any written notice of default under the terms of any Employment Agreements.


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5.   REPRESENTATIONS AND WARRANTIES OF BUYER. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller:

         5.1 ORGANIZATION OF BUYER. Buyer is duly a organized Delaware company qualified to hold property and conduct business in Hawaii.

         5.2 AUTHORITY. By the Closing Date, Buyer will have obtained all necessary approvals for this transaction, including the approval of its Board of Directors.

         5.3 DISCLOSURES. No representation or warranty by Buyer herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         5.4 AS-IS PURCHASE.

(a) Buyer acknowledges, represents and warrants that, except as expressly provided in Section 4 above, (i) any information ("INFORMATION") supplied or made available by Seller, whether written or oral, or in the form of maps, surveys, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Property, any and all records, rent rolls, and other documents pertaining to the use and occupancy of the Property, income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Property, or a part thereof, is furnished to Buyer solely as a courtesy; (ii) THE INFORMATION IS PROVIDED, AND THE PROPERTY IS PURCHASED, ON AN AS-IS-WHERE-IS BASIS AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF FUTURE PERFORMANCE, CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR THE PROPERTY; and (iii) no representations, whether written or oral, have been made by Seller, or its


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     agents or employees in order to induce Buyer to enter into this Agreement.
     Without limiting the generality of the foregoing, Buyer acknowledges, warrants and represents to Seller that neither Seller nor its agents or employees have made any representations or statements, whether written or oral, to Buyer concerning the investment potential, operation or resale of the Property at any future date, at a profit or otherwise, nor has Seller or its agents or employees rendered any advice or expressed any opinion to Buyer regarding any tax consequences of ownership of the Property.

(b) Buyer acknowledges, represents and warrants that as of the Closing Date, Buyer will be familiar with the Property and will have made such independent investigations as Buyer deems necessary or appropriate concerning the Property. If Buyer elects to proceed with the purchase of the Property after the Inspection Period, any objections which Buyer may have with respect to the Property as of that date shall be waived by Buyer. Except as expressly provided in Section 4 above, Seller makes no representations or warranties and specifically disclaims any representation, warranty, or guaranty, oral or written, past, present or future with respect to the physical condition or any other aspect of the Property, including, without limitation, the structural integrity of the Improvements, the manner, construction, condition, and state of repair or lack of repair of any of the Improvements, the conformity of the Improvements to any plans or specifications for the Property, including, but not limited to, any plans and specifications that may have been or which may be provided to Buyer, the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, the financial earning capacity or history or expense history of the operation of the Property, the nature and extent of any right-of-way, lease, possession, lien encumbrance, license, reservation, condition, or otherwise, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, the existence or non-existence of hazardous waste or other toxic materials of any kind (including, without limitation, asbestos) or any other matter affecting the stability or integrity of the Land and/or the Improvements.

(c) Seller shall not be responsible for any negligent misrepresentation or failure to investigate the Property on the part of Seller, any real estate broker or sales agent, or any other agent or employee of Seller or any third party.

(d) Except as expressly provided in Section 4, as part of Buyer's agreement to purchase and accept the Property AS-IS-WHERE-IS, and not as a limitation on such agreement, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY AND THE INFORMATION. SUCH WAIVER AND RELEASE IS ABSOLUTE, UNCONDITIONAL, IRREVOCABLE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. SUCH WAIVER AND RELEASE INCLUDES, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES, IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING, BUT NOT LIMITED, TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, PRODUCT LIABILITY CLAIMS, PRODUCT LIABILITY TYPE CLAIMS, ANY RIGHTS AND CLAIMS RELATING TO OR ATTRIBUTABLE TO ENVIRONMENTAL CONDITIONS, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.


(d)  Seller's Initials                                      Buyer's Initials

          /ZJ/                                                    /DK/
      -------------                                           -------------


6 ACTION PRIOR TO THE CLOSING DATE. The parties covenant to take the following actions:

         6.1 APPROVALS AND CONSENTS.

(a) The parties will use reasonable efforts to acquire all necessary approvals of Governmental Authorities and all necessary consents of all third parties to the end of expediting consummation of the transactions contemplated herein.

(b) With the exception of State transfer taxes and recording fees, the cost of which shall be born by the parties as per Section 9.1 (k), Buyer shall promptly prepare or cause to be prepared and submit all filings and applications, and pay all fees and make all deposits required to consummate the Closing, on or before the Scheduled Closing Date, and diligently pursue the necessary procedures, in connection with the transactions contemplated by this Agreement, including, but not limited to, issuance of business licenses and other matters, if any, relating to the operation of the Hotel. If Buyer is unable to obtain a necessary license on or before the Scheduled Closing Date, Buyer, by notice to Seller, shall be entitled to elect pursuant to Section 8.2 to postpone the Scheduled Closing Date for a number of days that Buyer reasonably deems necessary to obtain that license; provided, however, that Buyer proceeds with due diligence to obtain such license and the number of days shall not exceed sixty (60) days from the original Scheduled Closing Date.

         6.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation and warranty contained in Sections 4 and 5 of this Agreement inaccurate as of the Closing Date. Seller promptly will notify Buyer of all Litigation that may be threatened, brought, asserted or commenced against Seller
(a) involving the transactions called for by this Agreement or (b) which might have a material adverse effect on the Property or operation of the Hotel.

         6.3 MAINTAIN SELLER AND HOTEL. Seller shall timely perform all of Seller's obligations under the Hotel Contracts, pay all business, occupation, sales, use and other similar taxes imposed with respect to the Property, the Hotel, or the operation thereof when such taxes become due and payable, maintain the Property in accordance with past practices, continue to meet the contractual obligations incurred in the ordinary course of business and pay all of Seller's obligations as they mature in the ordinary course of business, use reasonable efforts to maintain the present level of service at the Hotel, including the present level of staffing, and use reasonable efforts to preserve the good relations of the suppliers, customers and others related to the Property with whom Seller has business relations. Seller shall maintain an inventory of Consumables, Fixtures and Tangible Personal Property and Operating Equipment reasonably sufficient for the operation of the Hotel in the ordinary course of business and shall, generally in accordance with its past practices, resupply, substitute or replace any of such items as may be depleted in order that Buyer can continue to operate the Hotel generally in accordance with past practices. Seller will continue to operate and maintain the Hotel in accordance with present standards of operations. New Bookings shall be made only in the ordinary course of business, and only upon terms and conditions usual and customary in accordance with past business practices of Seller.

         6.4 MAKE NO MATERIAL CHANGE IN THE PROPERTY. Prior to the Closing Date, Seller shall not without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed; (a) make any material change in the Property; (b) sell or otherwise dispose of any of the Real Property or enter into any new Tenant Leases; (c) enter into any contract, license, franchise or commitment relating to the Property other than in the ordinary course of business; (d) significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel; (e) remove or permit to be removed from the Hotel any material item of machinery, equipment, fixtures, vehicles or other similar personal property or parts thereof, except in the ordinary course of business; (f) materially change its credit policies; (g) transfer or otherwise dispose of any of the Property except Consumables in the ordinary course of business; or (h) settle or compromise any Litigation relating to Tenant Leases.

7    INFORMATION AND RECORDS CONCERNING THE PROPERTY.

         7.1 BUYER'S ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Seller shall give Buyer, its employees, accountants and other representatives full access throughout the period prior to the Closing Date upon reasonable notice and during normal business hours to all of its books and records, and furnish to Buyer during such period all such information concerning the Property as Buyer may reasonably request. Prior to Closing, Buyer may at its election prepare an inventory of the Fixtures and Tangible Personal Property, Consumables and Operating Equipment. Seller agrees to cause a representative of Seller to cooperate with Buyer in the preparation of the inventory. Buyer shall conduct its activities hereunder in a manner to minimize any disturbance to Seller or its employees and Hotel guests. Buyer shall indemnify Seller for any loss, cost or damage Seller incurs as a result of the presence or activity in the Property of Buyer or Buyer's authorized consultant or representative pursuant to this Section or pursuant to any inspection or study within the Property.

         7.2 ACCESS TO RECORDS AFTER CLOSING. Seller agrees to preserve at Seller's business offices either in New York or elsewhere until that date which is five (5) years from the Closing Date all records pertaining to the operation of the Hotel in his hands which were not transferred to Buyer hereunder and relating to the Property or to the transactions contemplated herein. Similarly, Buyer agrees to preserve at the Hotel all employment records and sales records conveyed by Seller until that date which is five (5) years from the Closing Date.. Where there is a legitimate purpose not injurious to the other party or if there is a tax audit, other governmental inquiry, or litigation or prospective litigation to which Seller or Buyer is, or may become, a party, making necessary Seller's access to such records of Buyer or making necessary Buyer's access to such records of Seller, each party, as the case may be, will allow representatives of the other party access to such records during regular business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid. Both parties agree to indemnify, hold harmless and defend the other party from and after the date of this Agreement, from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges and costs, incurred by either party by reason of the other party's failure to provide access to the records described above.

8.  CLOSING MATTERS.

         8.1 CLOSING. A pre-closing of the transactions contemplated herein shall take place by deposit into escrow with the Title Company pursuant to Hawaii closing practice at the offices of Rush, Moore, LLP, Honolulu, Hawaii, one day prior to the Scheduled Closing Date and one day prior to the Closing Date, if different. At the Closing the actions specified in Sections 8.3 and 8.4 below shall be taken, all of which will be deemed taken simultaneously at the Closing and no one of which will be deemed completed until all have been completed and the Closing shall have occurred.

         8.2 ADJOURNMENT OF CLOSING. Notwithstanding anything to the contrary in
Section 8.1, the Scheduled Closing Date may be postponed by either party by notice to the other party for a number of days set forth in the notice in order to satisfy a condition to Closing or for any other reason, provided, however, that the aggregate number of days of such adjournment by a party shall not exceed fifteen (15) days from the original Scheduled Closing Date. In the event that Buyer seeks to adjourn for a period or periods in aggregate exceeding such fifteen (15) days, Buyer shall not be entitled to such longer adjournment unless it deposits, as an addition to the total Deposit, the total of One Million Dollars ($1,000,000) plus an amount equal to interest on the full Purchase Price at the rate of six percent (6%) per annum for the period of the adjournment. The amount equal to interest shall be deemed an increase in, and not a credit against, the Purchase Price. In no event shall Buyer be entitled to adjourn the Closing to a date later than thirty (30) days after the original Scheduled Closing Date.

         8.3 SELLER'S DELIVERIES.

           (a) At Closing Seller shall deliver an assignment of lease in the form of EXHIBIT B assigning all of Seller's right, title and interest in and to the Land and the Improvements to Buyer, subject only to the Permitted Exceptions (the "ASSIGNMENT OF LEASE"), a special warranty Deed for the conveyance of the Mauka Tower in fee (the "Deed"), evidence of the settlement or dismissal of any pending litigation or claims affecting title, and such other instruments, documents or certificates as may be reasonably required by Title Company as a condition to the issuance of the Title Policy consistent with the terms of this Agreement.

           (b) Seller shall deliver to Buyer (i) a bill of sale in the form of EXHIBIT C transferring and assigning to Buyer each and every item of Personal Property to be transferred hereunder; and (ii) originals, to the extent in the possession of Seller, of all Hotel Contracts, Tenant Leases, Bookings, Permits (other than Excluded Permits), Transferable Insurance Policies and other Miscellaneous Hotel Assets, together with an assignment and assumption in the form of EXHIBIT D conveying and transferring the same to Buyer (the "ASSIGNMENT AND ASSUMPTION"). Except for the Assignment and Assumption which will be delivered at Closing, delivery of any such documents shall be deemed made by Seller to Buyer if Seller leaves such documents at the Hotel in their customary place of storage or in the custody of Buyer's representatives.

           (c) To the extent requested, estoppel certificates for major Tenants in accordance with their Leases.

           (d) Joint escrow instructions for the deposit and recordation of documents and issuance of the Title Policy by the Title Company.

         8.4 BUYER'S DELIVERIES. Buyer shall pay the balance of the Purchase Price, plus or minus the adjustments and prorations called for in this Agreement, shall countersign the documents delivered by Seller as appropriate, and shall deliver such other instruments, documents or certificates and joint escrow instructions as are required to be delivered by Buyer to Seller in accordance with any of the other provisions of this Agreement. Buyer shall assume the obligations under the Assignment of Lease and the Assignment and Assumption.

         8.5 FORM OF DOCUMENTS. All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Agreement shall be in the form of the Exhibits attached hereto or if not attached, in a form reasonably acceptable to the receiving party.

9. ADJUSTMENTS AND PRORATIONS - CLOSING STATEMENT.

         9.1 ADJUSTMENTS AND PRORATIONS. The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of the Cutoff Time. Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid in cash at the Closing. Unless otherwise indicated below, Buyer shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cutoff Time), and Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Cutoff Time.

         (a) GUEST LEDGER RECEIVABLES; FOOD AND BEVERAGE RECEIVABLES. Guest Ledger Receivables shall be prorated between Buyer and Seller. Seller shall receive a credit for all Guest Ledger Receivables for all room nights up to but not including the room night during which the Cutoff Time occurs, and Buyer shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Cutoff Time. Seller and Buyer shall each receive a credit equal to one-half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs. All restaurant and bar facilities will be closed as of the Cutoff Time and Seller shall receive the income from the same until the Cutoff Time. Commissions and similar charges associated with receivables shall be prorated in the accordance with the related receivable.

         (b) TAXES AND ASSESSMENTS. All nondelinquent ad valorem taxes, special or general assessments, real property taxes, hotel occupancy tax, water and sewer rents, rates and charges, vault charges, and any municipal permit fees. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-closing as contemplated in Section 9.3.

         (c) UTILITY CONTRACTS. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service, with Seller receiving a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer. Where possible, cutoff readings will be secured for all utilities as of the cutoff Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service and adjusted as necessary post-closing as contemplated in Section 9.3.

         (d) HOTEL CONTRACTS AND TENANT LEASES. Any amounts prepaid or payable under any Hotel Contracts or Tenant Leases. All amounts known to be due under Hotel Contracts with reference to periods prior to the Closing Date shall be paid by Seller or credited to Buyer as a reduction of the Purchase Price. Any additional amounts not known at the Closing will be part of the post-closing adjustments contemplated in Section 9.3.

         (e) LICENSE FEES. Fees paid for Permits (except for Excluded Permits) in the current period.

         (f) OTHER HOTEL MATTERS.

         (i) Buyer shall receive a credit for advance payments, if any, net of associated commissions and similar charges previously paid, under Bookings to the extent the Bookings relate to a period after the Cutoff Time and have been incurred in accordance with the terms hereof.

         (ii) Vending machine monies will be removed by Seller as of the Cutoff Time for the benefit of Seller.

         (g) PETTY CASH FUNDS AND HOUSE BANKS. Buyer shall purchase and Seller shall sell to Buyer (or receive a credit therefor) all petty cash funds and cash in house banks at 100% of face value at the Cutoff Time. All other cash shall retained by Seller and is not part of the sale of the Property.

         (h) SECURITY DEPOSITS. Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Cutoff Time with respect to Tenant Leases and Hotel Contracts which are assumed by Buyer.

         (i) EMPLOYEE SALARIES. Salaries and benefits paid to the Hotel
Employees.

         (j) INSURANCE POLICIES. Premiums paid for the Transferable Insurance Policies.

         (k) CLOSING EXPENSES. Seller shall pay 0.1% of the Purchase Price toward title premium and related costs. Buyer shall pay any amount in excess of that for title and survey costs. Each party shall bear one-half of escrow costs. Each party shall pay its own legal and professional fees.

         (l) OTHER. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel in Hawaii .

         9.2 RECEIVABLES. Seller shall receive a credit for and Buyer shall take the receivables of the Hotel as of the Cutoff Time.

         9.3 CLOSING STATEMENT. Seller shall cause its accounting staff ("SELLER'S ACCOUNTANTS") to make such inventories, examinations and audits of the Hotel, and of the books and records of the Hotel, as Seller's Accountants may deem necessary to make the adjustments and prorations required under this
Section 8, or under any other provisions of this Agreement. Buyer or its designated representatives may be present at such inventories, examinations and audits of the Hotel. Based upon such audits and inventories, Seller's Accountants will prepare and deliver to the parties no later than two (2) days prior to the Closing a closing statement (the "CLOSING STATEMENT"). The Closing Statement shall contain Seller's best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

         The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within thirty (30) days after receipt by Buyer of the Closing Statement, either Buyer or Seller notifies the other that it disputes such Closing Statement, and specifies in reasonable detail the items and reasons that it so disputes. The parties shall attempt to resolve such dispute. If such dispute is not resolved within forty-five (45) days after delivery of the original notice by Buyer or Seller, then the parties shall submit such dispute to Ernst & Young, LLP ("OUTSIDE ACCOUNTANTS"), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Buyer and Seller.

         Within ninety (90) days following the Closing Date, Seller's Accountants shall deliver a final report to Buyer setting forth the final determination of all items to be included on the Closing Statement. In the event that, at any time within said 90-day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond twelve (12) months after the Closing Date.

10. COVENANTS AND CONDITIONS TO OBLIGATIONS.

         10.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to close the transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions ("SELLER'S CONDITIONS") on or before the Closing Date:

         (a) Buyer shall have performed on or before the Closing Date the obligations required to be performed by it on or before such Closing Date.

         (b) Buyer shall have completed all the deliveries and actions required to be made by Buyer under section 8.4 and elsewhere in this Agreement.

         (c) There shall be no material breach of any of Buyer's representations, warranties and covenants set forth in this Agreement.

         (d) There shall not then be any pending or, to the knowledge of either Buyer or Seller, threatened Litigation which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the parties herein.

         (e) Title Company shall be committed to issue to Buyer a policy of title insurance insuring title in the amount of the Purchase Price subject only to the Permitted Exceptions ("TITLE POLICY").

         (f) Buyer shall have produced evidence reasonably satisfactory to Seller of compliance with Hart-Scott-Rodino Act requirements or the non-applicability thereof to this transaction.

         Seller's Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to Buyer. Seller shall not act or fail to act for the purpose of permitting or causing any of Seller's Conditions to fail. If any of Seller's Conditions is not satisfied or has not been so waived by notice to Buyer prior to the Scheduled Closing Date, Seller shall give written notice to Buyer describing the condition or conditions that have not been satisfied or waived and either Seller or Buyer by notice to the other party shall be entitled to postpone the Scheduled Closing Date as provided in Section 8.2 for the purpose of attempting to satisfy such condition or conditions. Nothing contained in this Agreement shall require Buyer or Seller to postpone the Scheduled Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any conditions to Closing.

         10.2 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to close the transactions contemplated hereby is subject to satisfaction in full of each of the following conditions ("Buyer's Conditions") on or before the Closing
Date:

         (a) The representations, warranties and agreements of Seller contained in Section 4 shall be true and accurate in all material respects on the Closing Date, as if made on such date.

         (b) Seller shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date.

         (c) Seller shall have completed all the deliveries required to be made by Seller under Section 8.3 and elsewhere in this Agreement.

         (d) Title Company shall be committed to issue the Title Policy to Buyer

         (e) The ALTA Survey shall have been updated showing no material modification from the ALTA Survey specified in the Title Report .

         (f) Buyer shall have received an affidavit to the effect that Seller is not a foreign person for purposes of the withholding provision of Section 1445 of the Internal Revenue Code of 1986 or, to the extent such withholding is required, instructions as to the required withholding.

         (g) Buyer shall have received an estoppel certificate as specified in the Ground Lease of a date within thirty (30) days prior to the Closing.

         Buyer's Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers shall be in writing and shall be delivered to Seller. Buyer shall not act or fail to act for the purpose of permitting or causing any of Buyer's Conditions to fail. If any of Buyer's Conditions is not satisfied or has not been so waived by Buyer prior to the Scheduled Closing Date, Buyer shall give written notice to Seller describing the condition which has not been satisfied or waived and either Buyer or Seller by notice to the other party shall be entitled to postpone the Scheduled Closing Date as provided in Section 8.2 for the purpose of attempting to obtain satisfaction of such condition or conditions. Nothing contained in this Agreement shall require Buyer or Seller to postpone the Scheduled Closing Date or to bring any suit or other proceedings or, except as otherwise expressly required by this Agreement, to pay any substantial sum to satisfy any of Buyer's Conditions.

10.3     REMEDIES FOR BUYER'S OBLIGATIONS; LIQUIDATED DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED BY REASON OF BUYER'S DEFAULT OF ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS SELLER'S SOLE AND EXCLUSIVE REMEDY. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED,

HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLER'S RIGHTS AND BUYER'S OBLIGATIONS UNDER SECTION 10.1(b). NOTWITHSTANDING THE FOREGOING, IF BUYER INTERFERES WITH OR MAKES ANY ATTEMPT TO INTERFERE WITH SELLER RECOVERING THE DEPOSIT HELD BY THE ESCROW HOLDER, INCLUDING, WITHOUT LIMITATION, GIVING ANY NOTICE OF INSTRUCTIONS TO ESCROW HOLDER NOT TO DELIVER THE DEPOSIT TO SELLER, SELLER SHALL HAVE THE ELECTION TO NULLIFY THE TERMS AND PROVISIONS OF THIS
SECTION 9.3(a) BY GIVING WRITTEN NOTICE TO BUYER, WHEREUPON THIS SECTION 9.3(a) SHALL BE DEEMED NULL AND VOID, AND SELLER SHALL HAVE ALL RIGHTS AND REMEDIES AGAINST BUYER PROVIDED AT LAW AND IN EQUITY, AND SELLER SHALL HAVE THE RIGHT TO REQUIRE THAT BUYER SPECIFICALLY PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGE PROVISIONS CONTAINED IN THIS SECTION.

         Seller's Initials                           Buyer's Initials

              /ZJ/                                          /DK/
          ------------                                  ------------

         (a) BUYER'S RIGHT TO RETURN OF DEPOSIT. In the event the Closing fails to occur solely because of Seller's failure to perform Seller's obligations under this Agreement including Buyer's Conditions, Buyer shall have the right to request return of the Deposit and Additional Deposit, plus accrued interest, by written notice sent to the Escrow Agent and, if such failure is a result of issues within the reasonable control of Seller, Buyer shall also have the right to all other legal or equitable remedies, including specific performance. Upon such request the Escrow Agent shall confirm that Seller has received notice.. If Buyer has not given notice to Escrow Agent within ten (10) business days that Seller has cured the failure to perform its obligations, Escrow Agent shall return to Buyer the Deposit and Additional Deposit, together with all interest accrued thereon, and any documents and other monies deposited by Buyer. If however Escrow Agent shall have then received notice of dispute of such distribution from Seller, Escrow Agent shall hold the Deposit, Additional Deposit and any interest thereon pending either joint instruction of the parties or a final order of a court of competent jurisdiction.

         10.4 EMPLOYEE OBLIGATIONS. Buyer and/or its managing agent shall offer employment after the Cutoff Time to substantially all of the Hotel Employees on substantially the same terms and conditions as such Hotel Employees were employed by Seller or its managing agent and assume all liabilities arising under the Employment Agreements from and after the Cutoff Time. Seller shall be entitled to rely on Buyer's covenant as assuring continuity of employment. Seller and Buyer recognize that Seller's managing agent is the employer of the Hotel Employees and that notification under any plant closing notification law may be inapplicable to this transaction. Seller, at its option, may make a precautionary filing and notice under state or federal law. Nothing in this provision shall be construed to limit Buyer's right to terminate, to the extent it is the employer and at Buyer's sole cost and expense, any Hotel Employees subsequent to the Cutoff Time, subject to the requirements of applicable law and Employment Agreements. Nothing herein shall waive or diminish obligations to comply with Hawaii plant closing notification and other procedural requirements in regard to Hotel Employees retained in a transfer of ownership.

         10.5 DAMAGE OR DESTRUCTION: CONDEMNATION. In the event of any casualty loss, damage or destruction prior to the Closing, or any condemnation of all or a part of the Real Property which results in the loss of use of not more than 25% of the rooms within the Hotel for not more than a thirty (30) day period, Seller and Buyer shall remain obligated under this Agreement and all proceeds of insurance or condemnation awards shall be assigned to Buyer at Closing. For any larger casualty loss, damage or destruction prior to Closing, or any larger condemnation of the Hotel, Buyer may terminate this Agreement, and upon such termination the Escrow Agent shall return to Buyer the Deposit and Additional Deposit (if submitted by Buyer), and the parties will have no further obligations or liabilities to each other, except for those which survive termination. If Buyer terminates this Agreement under this Section, Seller shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the property taken or destroyed. If Buyer is obligated to or elects to proceed to Closing, the Buyer shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the property taken or destroyed.

         10.6 MISCELLANEOUS COVENANTS AND PROVISIONS OF THE PARTIES. In addition to each of the terms, covenants and conditions herein set forth, the parties hereby agree as follows:

         (a) BROKERAGE. Seller will pay any brokerage commission or other amounts due to Secured Capital Corp. and/or MW Commercial Real Estate, Inc. upon and subject to the Closing of the sale of the Property pursuant to the terms of a separate agreement between Seller and such exclusive brokers. Buyer hereby represents and warrants to Seller that Buyer has not dealt with any other broker or finder in connection with the transactions contemplated hereby, and Buyer hereby agrees to indemnify, defend and hold Seller harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses incurred by the indemnified party and arising out of, or resulting from, any claim by any such broker or finder if such representation and warranty herein contained is untrue or incorrect in any respect.

         (b) GUEST BAGGAGE. Any baggage or other property of departed guests held by Seller may be left at the Hotel for a period not to exceed ninety (90) days following the Closing Date. After such period, all such baggage or property will, at the option of Seller, be removed by Seller or abandoned by Seller and Buyer shall dispose of such baggage in any manner deemed appropriate by Buyer. Seller hereby indemnifies Buyer against all claims, losses and liabilities in connection with the holding of such baggage or other property for such period and the disposal of same by Seller. Buyer hereby indemnifies Seller against all claims, losses and liabilities in connection with Buyer's disposal of such baggage. All baggage of guests who are still in the Hotel on the Closing Date which has been checked with or left in the care of Seller shall be inventoried, sealed and tagged jointly by Seller and Buyer immediately after the Closing. Buyer hereby indemnifies Seller against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Buyer after the Closing. Seller hereby indemnifies Buyer against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Seller prior to the Closing.

         (c) SAFE DEPOSITS. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the Hotel to Buyer, and requesting verification or removal of the contents within five (5) days. The safe deposit boxes of guests or tenants not responding to said written notice shall be opened only in the presence of representatives of both Seller and Buyer. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened, each such list shall be signed by or on behalf of Seller and Buyer, and Buyer shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify and hold harmless Buyer from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list, and Buyer agrees to indemnify and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included on such list.

         (d) INSURANCE. Seller shall keep in full force all insurance policies, except for the Transferable Insurance Policies, relating to the Property or operation of the Hotel until 11:59 p.m. of the Closing Date.

11.  OTHER PROVISIONS.

         11.1 INDEMNIFICATION.

         a) SELLER'S INDEMNIFICATION. Seller hereby agrees to indemnify, hold harmless and defend Buyer from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges and costs, incurred by Buyer by reason of (i) Seller's breach of any representations, warranties and covenants of Seller contained in this Agreement which survive the Closing, and
(ii), without limiting the generality of the foregoing, Seller's failure to duly perform and discharge Retained Liabilities or perform the obligations of Seller under the Assignment and Assumption, for one (1) year from and after the Closing. This indemnity shall terminate and be of no force and effect as of one
(1) year after the Closing Date. The indemnification provided for in the Section 10.1(a) shall from and after the Closing be the sole remedy for any matters referred to herein.

         b) BUYER'S INDEMNIFICATION. Buyer hereby agrees to indemnify, hold harmless and defend Seller from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges, and costs incurred by Seller by reason of (i) Buyer's breach of any representations, warranties and covenants of Buyer contained in this Agreement which survive the Closing and (ii), without limiting the generality of the foregoing, Buyer's failure to duly perform the obligations of Buyer under the Assignment and Assumption at all times. . The indemnification provided for in the Section 10.1(b) shall from and after the Closing be the sole remedy for any matters referred to herein, provided that nothing herein shall waive or modify the assumption of and agreement to discharge future liabilities provided in the documents to be executed and delivered at Closing.

         c) THIRD PARTY CLAIMS. If a claim by a third party is made against either of the indemnified parties, and if either of the indemnified parties intends to seek indemnity with respect thereto under this Section 10.1, such indemnified party shall promptly notify Buyer or Seller, as the case may be, of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 11.1. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event they shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

         d) SURVIVAL.

         I. The representations, warranties, covenants and agreements of Seller contained in Sections 7, 9, 10.6 and 11 shall survive the Closing.

         II. The representations, warranties, covenants and agreements of Buyer contained in Sections 7, 9, 10.4, 10.6 and 11 shall survive the Closing.

         e) LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for any of Seller's post-closing obligations, including the indemnification obligations set forth in Section 11.1, unless the aggregate amount of the losses exceed , in the 90 day period for final adjustment set forth in Section 9.3, $100,000, and after such period $250,000 (in which event liability shall extend only to amounts in excess of $100,000 or $250,000 as applicable), provided, however in no event shall the such liability shall exceed 1% of Purchase Price or One Million Seventy Thousand Dollars ($1,070,000), in the aggregate for all such losses or liabilities. Seller shall retain not less that such amount of net assets in its financial accounts until the one year anniversary of the Closing Date or shall provide an undertaking by a credit-worthy affiliate to be liable up to such amount for Seller's obligations under this Section. Such amounts shall be made available for the purpose of (i) post-Closing adjustments pursuant to Section 9.3 and (ii) payment of all indemnities and other amounts due under this Agreement, subject to Seller's maximum liability for any indemnities as set forth here. Unless an action for indemnity is commenced within one (1) year from the Closing Date and thereafter diligently pursued, Seller shall have the right to distribute or otherwise liquidate such amount and any affiliate undertaking shall be released. After such distribution or release, Buyer shall have no further recourse against Seller or its affiliate.

         11.2 NOTICES. All notices, consents or waivers required or permitted in this Agreement shall be in writing and be deemed to have been duly given (a) when delivered to the recipient personally; (b) 72 hours after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by telecopier, whichever is earlier. A party may change its address for notice by such notice.

                                    If to Seller:

                                  HWB 2507 KALAKAUA, LLC
                                  c/o  Leucadia National Corporation
                                  315 Park Avenue South
                                  New York, New York 10010
                                  Fax:      212-598-5869
                                  Attention: Zalman Jacobs

                                  With a copy to:

                                  KMZ Rosenman
                                    575 Madison Avenue
                                    New York, New York 10022
                                  Fax:      212-940-8776
                                  Attention: K.C. McDaniel
                                  Email: k.c.mcdaniel@kmzr.com

                                  If to Buyer:

                                  GAYLORD ENTERTAINMENT CO.
                                  One Gaylord Drive
                                  Nashville, TN   37214
                                  Phone:  615-316-6101
                                  Fax:  615-316-6105
                                  Attention:  David Kloeppel

                                    With a copy to:

                                    _______________
                                    _______________
                                    Fax: ___________
                                    Attention: _______


         11.3 TIME. Time is of the essence of this Agreement with respect to the Scheduled Closing Date, subject to any provisions provided for herein for extension thereof, and the notice periods set forth in Section 11.1, and for the termination of post-closing claim periods.

         11.4 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Offering Schedules and other documents referred to herein, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the parties after the execution of this Agreement.

         11.5 APPLICABLE LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of New York pertaining to contracts made and to be performed solely in the State of New York, except that matters relating to real estate title shall be governed by the laws of Hawaii. The parties agree that the courts located in New York County in New York State are a convenient forum and agree to submit to their jurisdiction for any dispute arising under this Agreement.

         11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

         11.7 READINGS, GENDER AND NUMBER. The section headings used in this Agreement are intended solely for convenience of reference and shall not amplify, limit, modify or otherwise be used in the interpretation of any provision of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

         11.8 BINDING AGREEMENT; ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither Seller nor Buyer shall be permitted to assign all of its rights or obligations under this Agreement without the prior written consent of the other; provided, however, Buyer may assign its rights and obligations under this Agreement without the prior written consent of Seller to a wholly-owned subsidiary of or affiliated company wholly under "control" with Buyer, provided, further, that the subsidiary or the affiliated company is duly organized, validly existing and in good standing under the law of the state of its incorporation and qualified to do business in the State of Hawaii. For purposes hereof, "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity. Such assignee shall become Buyer under this Agreement and, upon the written assumption by the new Buyer of all of the obligations of Buyer under this Agreement, the original Buyer shall be released therefrom.

         11.9 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

         11.10 EXHIBITS AND SCHEDULES. References in this Agreement to Exhibits mean the exhibits described in the List of Exhibits attached hereto, all of which are incorporated by reference into this Agreement. References in this Agreement to Schedules mean the schedules described in the List of Schedules attached hereto or included in the Offering Schedules, all of which are incorporated by reference into this Agreement.

         11.11 LIMITATION ON RECOURSE. Except as and to the extent an affiliate undertaking may be provided pursuant to Section 11(e), no parent, member, affiliate, director, officer, agent, representative or other party related to Seller shall be obligated or liable for any obligation of Seller in regard to the Hotel, this Agreement or the transaction contemplated here. No such excluded party shall be named by Buyer or its successors or affiliates in any claim or action brought to enforce any liability or obligation of Seller or any other party in regard to the Hotel.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


     SELLER:                                      BUYER:
     HWB 2507 KALAKAUA, LLC                       GAYLORD ENTERTAINMENT CO.,
     a Delaware limited liability company         a Delaware Corporation

     By:    /s/ Zalman Jacobs/                    By:  /s/ D. Kloeppel
          -------------------------                    -------------------------
          An Officer

                                LIST OF EXHIBITS

                                       TO

                            HOTEL PURCHASE AGREEMENT


Exhibit                       Description

 A                            Legal Description of the Land
 B                            Assignment of Ground Lease
 C                            Bill of Sale
 D                            Assignment and Assumption

                                LIST OF SCHEDULES

                                       TO

                            HOTEL PURCHASE AGREEMENT


       Schedule                           Description
       --------                           -----------

         4.3A            Tenant Leases

                         As on website and on file with managing agent

         4.3B            Litigation

                         Tikis Restaurant parking rate arbitration

                         Blanton v. HWB 2507 (ADA claim) settled
                         2/2005.  Settlement agreement will be
                         provided.

                         Thoedore Smyth as Trustee et al. v. Leucadia
                         National et al. To be settled simultaneous with closing.

                         Employee claims, if any, known to managing agent

                         Insured Claims, if any, known to managing agent.

         4.3C            Permits

                         As on file with managing agent

         4.3D            Hotel Contracts

                         As on website and on file with managing agent

         4.3E            Bookings

                         As per managing agent

         4.3F            Hotel Employees

                         As per managing agent.

                         No non-Honolulu employees are included

         4.3G            Transferable Insurance Policies

                         None other than employee coverages that may be maintained by managing agent

         4.3H            Employment Agreements

                         None other than as maintained by managing agent for its own employees